Results of
           Meeting of Shareholders

RIVERSOURCE STRATEGIC ALLOCATION FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2006

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a fund.

Election of Board Members
                                           Affirmative              Withhold

    Kathleen Blatz                       850,081,000.86           26,835,671.75

    Arne H. Carlson                      848,364,170.71           28,552,501.90

    Patricia M. Flynn                    850,651,420.40           26,265,252.21

    Anne P. Jones                        848,514,306.00           28,402,366.61

    Jeffrey Laikind                      849,238,635.73           27,678,036.88

    Stephen R. Lewis, Jr.                850,249,875.89           26,666,796.72

    Catherine James Paglia               850,042,627.88           26,874,044.73

    Vikki L. Pryor                       850,157,976.73           26,758,695.88

    Alan K. Simpson                      845,600,818.91           31,315,853.70

    Alison Taunton-Rigby                 850,229,677.77           26,686,994.84

    William F. Truscott                  850,382,154.18           26,534,518.43

Amend the Articles of Incorporation to permit the Board to establish the minimum account value and to change the name of the corporation

          Affirmative          Against            Abstain       Broker Non-votes

        824,744,732.60      34,686,192.62      17,270,902.55       214,844.84

Approve an Investment Management Services Agreement with RiverSource Investments, LLC

          Affirmative          Against            Abstain       Broker Non-votes

        828,851,998.32      29,143,217.12      18,706,612.33       214,844.84

Approve changes in fundamental investment policies
Diversification

          Affirmative          Against            Abstain       Broker Non-votes

        828,554,809.63      29,701,330.77      18,445,687.37       214,844.84

Ten Percent Limitation in Single Issuer

          Affirmative          Against            Abstain       Broker Non-votes

        824,305,500.56      32,490,347.24      19,905,979.97       214,844.84

Lending

          Affirmative          Against            Abstain       Broker Non-votes

        824,087,954.16      34,142,749.47      18,471,124.14       214,844.84

Borrowing

          Affirmative          Against            Abstain       Broker Non-votes

        824,425,133.67      34,038,244.94      18,238,449.16       214,844.84